Exhibit 3

Names and Addresses of the Underwriters

BBVA Securities Inc.

Two Manhattan West,

375 9th Ave, 9th Floor,

New York, New York 10001

United States of America

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

United States of America

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

United States of America